EXHIBIT 99.3

Stephens Inc.

Consent of Stephens Inc.

We hereby consent to the use of our opinion letter dated June 25, 2006 to the Board of Directors of Fidelity National Information Services, Inc. included as Annex D to the Prospectus/Proxy Statement which forms a part of the Registration Statement on Form S-4 relating to the proposed merger between Fidelity National Information Services, Inc. and Fidelity National Financial, Inc. and to the references to such opinion in such Prospectus/Proxy Statement. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations issued by the Securities and Exchange Commission thereunder, and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

STEPHENS INC.

By:	/s/ Chad A. Crank

Title:	Vice President

July 16, 2006
Little Rock, Arkansas